Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated March 28, 2014, on the financial statements of FIGO Ventures, Inc. (Formerly AAA Energy, Inc., an exploration stage company) for the six month period ended January 31, 2014, the years ended July 31, 2013 and 2012, and for the period from inception (May 26, 2004) to January 31, 2014, in the Registration Statement on Form S-1 and the reference therein as it applies to our being the Registered Independent Accountants for Figo Ventures, Inc.

LL Bradford & Company, LLC

/S/ LL Bradford & Company, LLC

Sugar Land, Texas
April 14, 2014